UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2016

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52831 (Commission File No.)	46-3403755 (IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(949) 381-1834
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

1.
MBC Aerosol, the manufacturer of the Company’s production line at ABCO Labs, has completed the inspection and testing of the production line and provided final training for the ABCO employees who will be operating the production line for the Company.  The initial limited production run on sample cans to test performance has been successfully completed, and the equipment is all working according to specification.

2.
The Company, represented by Nate Steck and Marc Kassoff, met with representatives of both ABCO Labs and MBC Aerosol, to fully review the capabilities and features of the completed production line.  MBC pointed out the features that allow MBC to fully monitor operations of the equipment remotely, communicating with the onboard computers to continually in real time ensure that all of the equipment is performing perfectly.  MBC has the capacity to remotely make necessary adjustments in order to avoid problems before they occur.  The level of intelligence built in to the production line by MBC will to a great extent enable to equipment to perform optimally at all times.

3.
As part of the ongoing cooperation with ABCO Labs, the Company, represented by Nate Steck and Marc Kassoff met at length with the ABCO Production Team responsible for production of Nate’s Homemade Pancake and Waffle Batter.  These meetings were very productive and helped to further synchronize the goals and activities of the Company and ABCO regarding production and distribution of the Company’s products.

4.
The Company and personnel from ABCO Labs tested the performance of the new, smaller cans.  The ease of use, the flow rate and the complete evacuation of the batter from the new cans all far exceeded the Company’s expectations.  Nate Steck personally supervised all of the testing of both the production line and the performance of the new, smaller cans, and was very happy with the outcome and confident that the Company had made the right decision in changing the cans used for Nate’s Homemade Pancake and Waffle Batter.

5.
The Company has received word from CCL Container that the initial shipment of 25,000 finished cans with the pre-printed labels are being shipped and should be delivered to ABCO Labs on Monday, February 29, 2016.  ABCO Labs will immediately begin production on receipt of the cans.

6.	The Company is in dialogue with several prospective grocery chains, and anticipates that the initial production run will sell out within the first 30 days.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2016.	Nate’s Food Co. By: /s/ Nate Steck Name: Nate Steck. Title: CEO